Exhibit 10.1

July 23, 2014

CommonWealth REIT
Two North Riverside Plaza, Suite 600
Chicago, IL 60606

Re: Transaction Agreement dated June 8, 2009

Ladies and Gentlemen:

Government Properties Income Trust (“GOV”) and CommonWealth REIT (f/k/a HRPT Properties Trust) (“CWH”) are parties to a Transaction Agreement dated June 8, 2009 (the “Transaction Agreement”), which provides, inter alia, for a certain right of first purchase in favor of GOV over certain properties of CWH and certain restrictions on each of CWH and GOV with respect to their investment in real property, all as set forth in Sections 3.1, 3.2 and 3.3 of the Transaction Agreement.  CWH and GOV no longer believe continuation of those rights and restrictions are in their respective best interests and each hereby irrevocably waives its respective rights and releases the other from any obligations thereunder.  Accordingly, effective as of the date hereof, all obligations of CWH and GOV under Sections 3.1, 3.2 and 3.3 of the Transaction Agreement shall be deemed null and void and of no further force or effect.

Please confirm your agreement by signing below and returning a copy of this letter by e-mail and the original by courier to the undersigned.  An executed copy of this letter shall be deemed an original for all purposes.

Very truly yours,

Government Properties Income Trust

		By:	/s/ Mark L. Kleifges

		Name:	Mark L. Kleifges

		Title:	Chief Financial Officer
Agreed:

CommonWealth REIT

By:	/s/ Orrin S. Shifrin

Name:	Orrin S. Shifrin

Title:	EVP, GC and Secretary